Exhibit 99.1

NEWS RELEASE

Coeur Appoints Peter C. Mitchell to Senior Vice President and Chief Financial Officer

Coeur d’Alene, Idaho – May 8, 2013 – Coeur d’Alene Mines Corporation (the “Company” or “Coeur”) (NYSE: CDE, TSX: CDM) today announced that Peter C. Mitchell has been appointed to Senior Vice President and Chief Financial Officer effective June 3, 2013.

“We are very pleased to have Peter Mitchell join our senior management team as Chief Financial Officer,” said Mitchell J. Krebs, Coeur’s President and Chief Executive Officer. “Peter brings to Coeur extensive capital markets experience and exceptional leadership skills. Peter will lead the Company’s efforts to effectively deploy the Company’s cash flow in value-creating ways, collaborate with our strengthened operations and capital projects groups to maintain financial discipline, and provide his broad base of expertise throughout the organization.”

Mr. Mitchell has served as Chief Financial Officer of Taseko Mines Limited, a Vancouver, B.C.-based mining company, since September 2008. In that capacity he has led Taseko’s financial operations, including sourcing strategic capital to fund the company’s strategic growth plan. Previously, Mr. Mitchell was involved in leading and managing growth in private equity portfolio companies through acquisitions, integrations and greenfield initiatives. He has served as President of Florida Career College, a for-profit college in Fort Lauderdale, Florida; President and Chief Executive Officer of Vatterott Educational Centers, Inc. in St. Louis, Missouri; Vice Chairman and Chief Financial Officer of Von Hoffmann Corporation, a commercial and educational printing company in St. Louis, Missouri; Senior Vice President and Chief Financial Officer of Crown Packaging Ltd., an integrated paper packaging company in Seattle, Washington and Vancouver, B.C; and Vice President and Chief Financial Officer of Paperboard Industries Corporation, a packaging and container manufacturer in Toronto.

Mr. Mitchell is a Chartered Accountant with a BA in Economics from the University of Western Ontario and an MBA from the University of British Columbia.

About Coeur

Coeur d’Alene Mines Corporation is the largest U.S.-based primary silver producer and a growing gold producer. The Company has four precious metals mines in the Americas generating strong production, sales and cash flow. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Rochester silver-gold mine in Nevada and the Kensington gold mine in Alaska. Coeur has a pending sale related to a non-operating interest in the Endeavor silver-gold mine in Australia. The Company has two feasibility stage projects, the Joaquin silver project in Argentina and the La Preciosa silver-gold project in Mexico. In addition, Coeur conducts ongoing exploration activities in Mexico, Argentina, Nevada, Alaska and Bolivia. The Company owns strategic investment positions in eight silver and gold development companies with projects in North and South America.

For Additional Information:

Wendy Yang, Vice President, Investor Relations

(208) 665-0345

Stefany Bales, Director, Corporate Communications

(208) 667-8263

www.coeur.com